Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIGHTSPACE CORPORATION

LightSpace Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), does hereby certify:

That the date of the filing of the original Certificate of Incorporation of LightSpace Corporation (the “Corporation”) with the Secretary of State was August 13, 2001;

That this Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation by, among other things, amending ARTICLE FOURTH;

That the Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the DGCL, has adopted resolutions proposing and declaring advisable this Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 245 of the DGCL;

That, in lieu of a meeting and vote of the stockholders, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228(a), 242(b) and 245 of the DGCL by a majority of the outstanding stock entitled to vote thereon, and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice, or notice thereof has been waived pursuant to Section 229 of the DGCL;

That the text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

FIRST:  The name of the corporation is:

Lightspace Corporation.

SECOND:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH:  The total number of shares of all classes and series of stock which Lightspace Corporation (the “Corporation”) shall be authorized to issue is 6,000,000 shares, consisting solely of:

(a)          5,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”);

(b)          1,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), of which:

(i)        500,000 shares shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”); and

(ii)       The remainder of shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to establish and designate the different series and to fix and determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, which powers, preferences, rights, qualifications, limitations and restrictions need not be uniform among series.  Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article Fourth shall be set forth in a certificate of designations along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with §103 of the DGCL.  Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors.  In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions.  When no shares of any such class or series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such class or series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such class or series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from the certificate of incorporation, as amended, all matters set forth in the certificate of designations with respect to such class or series of stock.  If no shares of any such class or series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors.  In the event of any such amendment, a certificate which (1) states that no shares of such class or series have been issued, (2) sets forth the copy of the amending resolution or resolutions and (3) if the designation of such class or series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with §103 of the DGCL.

The following is a statement of the designations, preferences, voting powers, qualifications and special or relative rights and privileges of the authorized capital stock of the Corporation.

A.     COMMON STOCK
(the “Designation of Common Stock”)

Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or as required by applicable law (and not subject to waiver by the Corporation), the holder of each share of Common Stock shall be entitled to vote on all matters on which the stockholders of the Corporation are entitled to vote.  Each share of Common Stock shall entitle the holder thereof to one vote per share held as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or expressly required by applicable law (and not subject to waiver by the Corporation), the holders of shares of Common Stock and all other classes or series of capital stock of the Corporation having voting rights shall vote together as a single class on all matters submitted to a vote or consent of stockholders.  Whenever holders of one or more classes or series of capital stock are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of at least such number of shares of such class(es) and/or series of capital stock as would be sufficient to take such action at a meeting of stockholders, except as otherwise expressly provided herein, and notice of such action will be given to the extent required by applicable law.  Subject to the preferences, rights and privileges of the holders of the Preferred Stock and any other class or series of capital stock ranking, as to preferences, rights and privileges, senior to the Common Stock, the holders of shares of Common Stock shall be entitled to dividends out of the funds legally available therefor, when declared by the Board of Directors in respect of the Common Stock, and, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”); to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock.

B.     PREFERRED STOCK
(the “Designation of Series A Preferred.  Stock”)

Section 1.         Designation.   A total of 500,000 shares of the Corporation’s Preferred Stock shall be initially designated the “Series A Convertible Preferred Stock.” Any reference to a “Section” in this Designation of Series A Preferred Stock shall (unless otherwise expressly stated) refer to a Section within this Designation of Series A Preferred Stock.  The rights, preferences, powers and privileges and restrictions, qualifications and limitations granted to or imposed upon the shares of Series A Preferred Stock shall be as set forth in this Designation of Series A Preferred Stock.

Section 2.         Dividends.

(a)    General.  The Corporation shall not be required to declare or pay a dividend on the Preferred Stock, except as otherwise set forth in this Section 2.  No cash dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section 5(c) hereof) shall be paid, or declared and set apart for payment, on any share of Common Stock unless a cash dividend or other distribution is first paid, or declared and set apart for payment, with respect to all outstanding shares of Series A Preferred Stock as of the record date for determination of the holders of capital stock of the Corporation entitled to such dividend or distribution in an amount equal to the product of (i) the per share amount of the cash dividend or other distribution paid, declared or set apart for such junior class or series of capital stock (determined on an as-converted basis) multiplied by (ii) the number of whole shares of Common Stock into which each share of Series A Preferred Stock is then convertible.

(b)    Ratable Allocation of Dividends.  If at any time the Corporation pays a dividend or distribution on the Series A Preferred Stock in an amount less than the total amount of dividends then payable with respect to all shares of Series A Preferred Stock, such payment will be distributed ratably among the holders of such shares of Series A Preferred Stock in proportion to the aggregate unpaid dividends on the shares of Series A Preferred Stock.

Section 3.         liquidation, Dissolution or Winding-Up.

(a)    Distributions.  In the event of any Liquidation, the holders of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders before any payment shall be made to or set aside for the holders of Common Stock or any other class or series of capital stock, an amount equal to $10.25 per share of Series A Preferred Stock (the “Series A Liquidation Value”) (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Preferred Stock as provided herein).

If upon any Liquidation, the assets lawfully available to be distributed to the holders of Series A Preferred Stock under the first sentence of this Section 3(a) are insufficient to permit payment to such stockholders of the full amount payable to them pursuant to the first sentence of this Section 3(a), then all of the assets of the Corporation lawfully available for distribution shall be distributed among the holders of shares of Series A Preferred Stock and any other class or series of capital stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares of capital stock of the Corporation held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)    Deemed Liquidations.  A consolidation or merger of the Corporation with or into any other person(s) or entity(ies) (other than a consolidation or merger in which the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly at least a majority of the voting securities of the surviving corporation immediately following such transaction), or a sale of all or substantially all of the assets of the Corporation, shall be regarded as a Liquidation, in which case the holders of Series A Preferred Stock shall be entitled to receive the amounts payable to such holders pursuant to Section 3(a) hereof; provided, however, that notwithstanding the foregoing, each holder of Series A Preferred Stock may elect, upon written notice to the Corporation furnished not less than ten (10) days prior to the effective date of such Liquidation, to convert such holder’s shares of Series A Preferred Stock into Common Stock, pursuant to provisions of Section 5(a) hereof, in lieu of receiving payment in Liquidation pursuant to this Section 3; and the holders of at least a majority of the outstanding shares of Series A Preferred Stock may elect, upon written notice to the Corporation furnished not less than ten (10) days prior to the effective date of such Liquidation, to require, pursuant to the provisions of Section 5(b)(ii) hereof, that all of the holders of Series A Preferred Stock convert their shares of Series A Preferred Stock into shares of Common Stock, in lieu of receiving payment in Liquidation pursuant to this Section 3.  For purposes of this Section 3 and Section 5, a sale of substantially all of the assets of the Corporation shall mean the sale or other disposition (whether in a single transaction or a series of related transactions) other than in the ordinary course of business of more than 50% of such assets, as determined by reference to the fair market value of the Corporation.

(c)    Non-Cash Distributions.  In the event of a Liquidation resulting in the availability of assets other than cash for distribution to the holders of shares of Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to a distribution of such other assets equal in value to the liquidation preference and other distribution rights provided in Section 3(a) hereof.  In the event that such distribution to the holders of shares of Series A Preferred Stock shall include any assets other than cash, the Board of Directors of the Corporation shall first determine in good faith and with due care the value of such assets for such purpose, and shall notify all holders of shares of Series A Preferred Stock of such determination.  The value of such assets for purposes of the distribution under this Section 3(c) shall be the value as so determined in good faith and with due care by such Board of Directors.

Section 4.         Voting Rights.

(a)    General.  Except as otherwise expressly provided in this Designation of Series A Preferred Stock or as required by applicable law (and not subject to waiver by the Corporation), the holder of each share of Series A Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors and any increase in the number of authorized shares of Common Stock, notwithstanding §242 of the DGCL.  Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible pursuant to Section 5(a) hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except as otherwise expressly provided in this Designation of Series A Preferred Stock or expressly required by applicable law (and not subject to waiver by the Corporation), the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters submitted to a vote or consent of stockholders.

(b)    Action By Written Consent.  Whenever holders of one or more classes or series of capital stock are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of at least such number of shares of such class(es) and/or series of capital stock as would be sufficient to take such action at a meeting of stockholders, except as otherwise expressly provided herein, and notice of such action will be given to the extent required by applicable law.

Section 5.         Conversion.  Shares of Series A Preferred Stock shall be subject to conversion into shares of Common Stock or other securities, properties or rights as set forth in this Section 5.

(a)          Optional Conversion.

(i)        Subject to and in compliance with the provisions of this Section 5, any shares of Series A Preferred Stock may, at any time or from time to time at the option of the holder, except as hereinafter provided, be converted into fully paid and non-assessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon such conversion shall be the product obtained by multiplying (A) the number of shares of Series A Preferred Stock being converted, by (B) the Conversion Rate (which initially shall equal one (1) and shall determined and adjusted further as provided in Section 5(c) hereof).  In the event of a Liquidation and subject to the notice provisions contained in Section 3(b) hereof, the conversion rights provided under this Section 5(a) shall terminate as of the close of business on the day immediately preceding the date fixed for the payment of any amounts distributable upon such Liquidation to the holders of Series A Preferred Stock.

(ii)       To exercise conversion rights under this Section 5(a), a holder of Series A Preferred Stock to be so converted shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued.  The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by evidence of proper assignment thereof to the Corporation in a form reasonably acceptable to the Corporation.  The date when such written notice is received by the Corporation together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date and compliance with applicable securities laws, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, a certificate or certificates in such denominations as such holder may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, plus cash as provided in Section 5(j) hereof in respect of any fraction of a share of Common Stock issuable upon such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the applicable Conversion Date, except for the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly.

(b)          Automatic Conversion.

(i)        Qualified Public Offering.  Each share of Series A Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible, automatically and without further action, immediately upon the closing of a Qualified Public Offering.  A “Qualified Public Offering” shall mean a public offering of shares of the Corporation’s Common Stock pursuant to an effective registration statement on Form S-1, S-2, SB-1, SB-2 or any successor form, of the United States Securities and Exchange Commission (the “SEC”), pursuant to which the per share price to the public is not less than (A) $20.00 in the case of Series A Preferred Stock (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassifications or other similar event occurring after the date of filing of this Amended and Restated Certificate of Incorporation as provided herein) and the gross proceeds to the Corporation are not less than $20,000,000.

(ii)       Class Vote of Series A Preferred Stock.  Each share of Series A Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible, automatically and without further action, immediately upon the vote of holders of at least a majority of the outstanding shares of Series A Preferred Stock voting separately as a class (the earlier of the date of such vote or the date of the closing of a Qualified Public Offering being referred to herein as the “Automatic Conversion Date”).

(iii)      Mechanics of Automatic Conversion.  Upon any automatic conversion of shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(b), the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock.  Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock were so converted and cash as provided in Section 5(j) hereof in respect of any fraction of a share of Common Stock issuable upon such conversion.  The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

(iv)      Reduction of Series A Preferred Stock.  Effective as of the Automatic Conversion Date, the number of authorized shares of Preferred stock shall be automatically reduced by the number of shares of Preferred stock that had been designated as Series A Preferred Stock and all provisions and references relating thereto shall be deleted from the Amended and Restated Certificate of Incorporation and shall have no further force or effect.  In addition, on the Automatic Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted.  All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Automatic Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly.

(c)    Conversion Rate.

The conversion rate in effect at any time with respect to each outstanding share of Series A Preferred Stock (the “Series A Conversion Rate”) shall equal the quotient obtained by dividing (A) the Series A Liquidation Value (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Stock as provided herein), by (B) the Series A Conversion Value then in effect, calculated as hereinafter provided.

(d)    Conversion Value.

The Series A Conversion Value in effect as of the date of filing this Amended and Restated Certificate of Incorporation, and until first adjusted in accordance with this Section 5, shall be equal to the Series A Liquidation Value.

(e)    Adjustments for Extraordinary Common Stock Events.

Upon the happening of an Extraordinary Common Stock Event (as defined in Section 5(n) hereof), automatically and without further action, and simultaneously with the happening of such Extraordinary Common Stock Event, the Series A Conversion Value shall be adjusted by multiplying the then effective Series A Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event, and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Value.  The Series A Conversion Value

shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

(f)     Intentionally Omitted.

(g)    Adjustments for Reclassifications.  If the Common Stock issuable upon the conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then, and in each such event, the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h)    Adjustments for Reorganizations.  Except as provided in the following paragraph of this Section 5(h), in the event that there shall be a capital reorganization of Common Stock (other than an Extraordinary Common Stock Event provided for elsewhere in this Section 5), or a merger or consolidation of the Corporation with or into another company, the sale of all or substantially all of the Corporation’s assets, to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property of the Corporation or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series A Preferred Stock immediately prior to the capital reorganization, merger, consolidation or sale would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case, appropriate provisions shall be made with respect to the rights of the holders of Series A Preferred Stock (including any such capital stock issued upon conversion of Series A Preferred Stock) after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5 (including, without limitation, provisions for adjustment of the Series A Conversion Value and the number of shares issuable upon conversion of the Series A Preferred Stock or such capital stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of such Series A Preferred Stock or such capital stock.

Upon the occurrence of an event set forth in the first paragraph of this Section 5(h), the holders of at least a majority of the outstanding shares of Series A Preferred Stock may elect treatment of Series A Preferred Stock under Section 3(b) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than ten (10) days before the effective date of such event, provided, that any such notice shall be effective if given not later than fifteen (15) days after the date of the Corporation’s notice, pursuant to Section 8 hereof, with respect to such event.  Subject to the foregoing and to the provisions of Section 3(b) hereof, a holder who fails to give such notice of election pursuant to this Section 5(h) shall be deemed to have elected treatment under this Section 5(h) in lieu of treatment under Section 3(b) hereof as aforesaid.

(i)     Adjustments for Other Dividends and Distributions.  In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the applicable Conversion Date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 5 with respect to the rights of holders of the Series A Preferred Stock; and provided further, however, in respect of the shares of Series A Preferred Stock, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(j)     Certificate as To adjustments.  In each case of an adjustment or readjustment of the Series A Conversion Value, the Corporation will promptly furnish each holder of Series A Preferred Stock with a certificate, prepared by the chief financial officer or treasurer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(k)    Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series A Preferred Stock.  Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of shares of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a manner reasonably prescribed by the Board of Directors) at the close of business on the Conversion Date.

(l)     Partial Conversion.  In the event some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock that were not converted.

(m)   Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, then the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)    Extraordinary Common Stock Event.  As used herein, “Extraordinary Common Stock Event” means (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(o)    Derivative Securities.  As used herein, “Derivative Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock, and (ii) all options, warrants, convertible notes and other rights to acquire shares of Common Stock or shares of stock or other securities convertible into or exchangeable for shares of Common Stock.

(p)    Further Adjustment Provisions.  In the event that, at any time as a result of an adjustment made pursuant to this Section 5, the holder of any shares of Series A Preferred Stock thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Series A Conversion Rate in respect of such other shares or securities so receivable upon conversion of shares of Series A Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series A Preferred Stock contained in this Section 5, and the remaining provisions hereof with respect to Series A Preferred Stock shall apply on like or similar terms to any such other shares or securities.

(q)    No Impairment.  The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in taking of all such action may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock set forth in this Section 5 against impairment.

Section 6.         No Reissuance of Shares of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation is authorized to issue.  The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

Section 7.         Notices of Record Dates, Etc.  In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, any transfer of all or substantially all of the assets of the Corporation to any other entity or person, or any voluntary or involuntary Liquidation of the Corporation, the Corporation shall deliver to each holder of Series A Preferred Stock, in accordance with Section 9(a) hereof, at least twenty (20) days prior to such record date or the proposed effective date of the transaction specified therein, as the case may be, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger or Liquidation is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for cash, securities, and/or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger or Liquidation; provided, however, that any such notice may be waived and/or the notice period shortened in respect of the Series A Preferred Stock, upon the affirmative vote or written consent of holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

Section 8.         Other Rights.  Except as otherwise provided in the Amended and Restated Certificate of Incorporation, shares of Series A Preferred Stock and shares of Common Stock shall be identical in all respects (each share of Series A Preferred Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible pursuant to Section 5(a) hereof), shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

Section 9.         Miscellaneous.

(a)    Notices.  All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given, if (i) delivered personally (effective upon delivery), (ii) by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees overnight delivery (effective the next business day), or (iv) dispatched by telecopier (if the telecopy is in complete, readable form, effective upon dispatch), at the appropriate and applicable address appearing in the books and records of the Company.

(b)    Transfer Taxes, Etc.  The Corporation shall pay any and all stock transfer, documentary stamp taxes, and the like that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued in respect of shares of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which such shares were registered, or in respect of any payment to any person other than the registered holder thereof with respect to any such shares, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)    Transfer Agents.  The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock.  Upon any such appointment or discharge of a transfer agent, the Corporation shall send written notice thereof to each holder of record of Series A Preferred Stock.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Company and for defining and regulating the powers of the Company and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Company by statute:

(a)    The election of directors of the Company need not be by written ballot.

(b)    Subject to such limitations as may be from time to time imposed by other provisions of this Amended and Restated Certificate of Incorporation, by the by-laws of the Company, by applicable statutory or other law, or by any contract or agreement to which the Company is or may become party, the Board of Directors will have the power and authority:

(1)    to adopt, amend, and/or repeal the by-laws of the Company;

(2)    to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Company, including after-acquired property, and to exercise all of the powers of the Company in connection therewith; and

(3)    to determine whether, to what extent, at what times and places, and under what conditions the records, accounts, books, and papers of the Company will be open for inspection by its stockholders, and no stockholder will have any right to inspect any record, account, book, or paper of the Company except as conferred by statute or authorized by the Board of Directors.

SIXTH:  No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

SEVENTH:  The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

IN WITNESS WHEREOF, said Lightspace Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Andrew Kennedy Lang, its President, this 23rd day of December, 2003.

LIGHTSPACE CORPORATION

By:	/s/ Andrew Kennedy Lang
Name: Andrew Kennedy Lang
Title: President